As filed with the Securities and Exchange Commission on October 4, 2006

Registration No. 333-119803

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective
Amendment No. 1
To

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

New York & Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-1031445
(State or other jurisdiction of	(I.R.S. employer identification
incorporation or organization)	number)

450 West 33rd Street
5th Floor
New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

New York & Company, Inc.
Amended and Restated 2002 Stock Option Plan
and
New York & Company, Inc. 2006 Long-Term Incentive Plan

(Full Title of the Plans)

Richard P. Crystal
Chairman, President and Chief Executive Officer
450 West 33rd Street
5th Floor
New York, New York 10001

(Name and Address of Agent For Service)

Copies to:

Vincent J. Pisano, Esq.
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
(212) 446-4800

(212) 884-2000

(Telephone Number, Including Area Code, of Agent For Service)

EXPLANATORY NOTE

This Post-Effective Amendment amends the Registrant’s Registration Statement on Form S-8 (File No. 333-119803) (the “Registration Statement”) that was filed on October 18, 2004 to register 12,473,270 shares, par value $0.001 per share, of common stock of New York & Company, Inc., that were to be issued and sold under the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan (the “Old Plan”). Upon stockholder approval of the New York & Company, Inc. 2006 Long-Term Incentive Plan (the “Plan”), the Old Plan ceased to be available for the grants of new incentive awards, other than awards granted wholly from shares returned to the Old Plan by forfeiture after May 5, 2006, and all other new incentive awards are to be granted under the Plan. The effect is that the exact number of shares of common stock reserved is the same as was available under the Old Plan. This Post-Effective Amendment is being filed to amend the Registration Statement to provide that the shares registered thereby, to the extent such shares are not granted under the Old Plan, may be issued under the Plan. There are 2,168,496 shares of common stock available for new incentive awards under the Plan.  There are options to purchase 7,864,107 shares of the Company’s common stock that have been or will be subject to forfeiture under the Old Plan after May 5, 2006 and therefore will be potentially available for issuance under the Old Plan.  Of these options, 1,449,102 had not yet vested as of May 5, 2006.

The applicable registration fees were paid at the time of the original filing of the Registrant’s Registration Statement on
Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan and the New York & Company, Inc. 2006 Long-Term Incentive Plan will be available without charge by contacting Linda Gormezano, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, New York 10001, (212) 884-2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

(a)          The Company’s Annual Report on Form 10-K, for the fiscal year ended January 28, 2006, filed on April 7, 2006;

(b)           The Company’s Proxy Statement on Schedule 14A dated May 18, 2006;

(c)            The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended April 29, 2006, filed on June 8, 2006;

(d)           The Company’s Quarterly Report on Form 10-Q, for the quarterly period ended July 29, 2006, filed on September 7, 2006;

(e)            The description of the common stock, par value $0.001 per share, of the registrant included in its registration statement on Form 8-A filed on October 4, 2004; and

(f)              The Company’s Current Reports on Form 8-K, filed on March 17, 2006; March 20, 2006; April 24, 2006; and August 17, 2006.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date of this Post-Effective Amendment to the Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement, as amended, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, as amended.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares offered hereby will be passed on for the Registrant by Kirkland & Ellis LLP. Certain partners at Kirkland & Ellis LLP indirectly own 125,366 shares of the Registrant’s common stock through investment partnerships. None of such shares are being registered under this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our restated certificate of incorporation contains a provision that eliminates the personal liability of directors to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. It also contains provisions that provide for the indemnification of directors of the company for third party actions and actions by or in the right of the company that mirror Section 145 of the Delaware General Corporation Law.

In addition, our restated certificate of incorporation states that we shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of applicable law.

Service as a director, officer, employee or agent or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by us are conclusively presumed to be serving in such capacity upon our request. Persons who become or remain directors after the date of adoption of the indemnity provisions are presumed to rely on them in entering into or remaining in such service.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Index of Exhibits that immediately precedes the exhibits filed with this

Registration Statement.

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of express expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on October 4, 2006.

NEW YORK & COMPANY, INC.

By	/s/ Richard P. Crystal
Name:	Richard P. Crystal
Title:	Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on October 4, 2006.

Signature	Title

/s/ Richard P. Crystal	Chairman, President and Chief Executive Officer
Richard P. Crystal	(Principal executive officer)

/s/ Ronald W. Ristau	Chief Operating Officer and Chief Financial Officer
Ronald W. Ristau	(Principal financial officer)

/s/ Sheamus G. Toal	Vice President, Controller & Treasurer
Sheamus G. Toal	(Principal accounting officer)

/s/ Bodil M. Arlander	Director
Bodil M. Arlander

/s/ Philip M. Carpenter III	Director
Philip M. Carpenter III

/s/ M. Katherine Dwyer	Director
M. Katherine Dwyer

/s/ David H. Edwab	Director
David H. Edwab

/s/ John D. Howard	Director
John D. Howard

/s/ Louis Lipschitz	Director
Louis Lipschitz

/s/ Edward W. Moneypenny	Director
Edward W. Moneypenny

/s/ Richard L. Perkal	Director
Richard L. Perkal

/s/ Arthur E. Reiner	Director
Arthur E. Reiner

/s/ Pamela G. Sheiffer	Director
Pamela G. Sheiffer

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the registrant.+
4.2	Amended and Restated By-laws of the registrant, as amended to date.+
4.3	New York & Company, Inc. Amended and Restated 2002 Stock Option Plan (filed as Exhibit No. 4.3 to the Original Registration Statement on Form S-8 filed on October 18, 2004).
4.4	New York & Company, Inc. 2006 Long-Term Incentive Plan.
4.5	Stockholders Agreement, dated August 25, 2004, by and among the registrant, BSMB/NYCG LLC, Richard P. Crystal, Ronald W. Ristau and the other stockholders named therein, as amended to date.+ +
5.1	Opinion of Kirkland & Ellis LLP, counsel to the registrant.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature page to the original Registration Statement on Form S-8 filed on October 18, 2004).

+                                              Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as filed with the Commission on April 19, 2005.

++                                       Agreement previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 on September 14, 2004 (the most recent amendment to the agreement was filed as an exhibit to Form 8-K on August 17, 2006, and supersedes all previous substantive amendments).